NATIONAL MERCANTILE BANCORP

Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President &
	National Mercantile Bancorp	Chief Financial Officer
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP COMPLETES

AN EQUITY PLACEMENT AND INTEREST RATE SWAP

                Los Angeles, California, January 3, 2003 -- National Mercantile Bancorp (the "Company") (NASDAQ:  MBLA - Common Stock; MBLAP - Preferred Stock), today announced that it has completed a private placement of 1,006,287 shares of its common stock at a price of $7.65 per share to accredited investors.  The aggregate proceeds from the private placement were $7.7 million.  The Company plans to use the proceeds from the placement to redeem the convertible preferred stock of its South Bay Bank subsidiary of $2.5 million and general corporate purposes, including investments in its subsidiaries.  Wedbush Morgan Securities served as financial advisor to National Mercantile Bancorp.

                The repayment of the convertible preferred stock climinates an annual dividend expense of approximately $212,000.  In addition, as the preferred was convertible into shares of common stock, it reduces, by approximately 750,000 shares, the number of diluted shares outstanding.

                The interest rate swap relates to $15.0 million of trust preferred securities issued in conjunction with the acquisition of South Bay Bank, N.A.  The swap has the effect of reducing the 10.25% fixed rate of interest to a floating rate at 6 month libor, plus 458 basis points.  The initial rate, effective January 6, 2003, is 5.98%  As a result, it is projected that the interest expense on the trust preferred securities, during the first year, will decrease by approximately $600,000.  Furthermore, the swap should be beneficial in future periods as the interest expense will be more closely aligned with fluctuations in market rates.

                "Both transactions, through the redemption of the subsidiary preferred stock and the interest rate swap, are expected to improve the Company's earnings per share as well as aggregate net income," said Scott A. Montgomery, President and Chief Executive Officer.  "Additionally, this will allow us to more aggressively pursue opportunities that we believe will drive our growth and profitability."

                The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the absence of an effective registration statement or exemption from registration requirements.

                National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, N. A., members FDIC, with locations in Encino, Century City, El Segundo, and Torrance, California.  The banks offer a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and business banking.

                This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

"Redefining Business Banking"

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